UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 24, 2024

Coinbase Global, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40289	46-4707224
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Address Not Applicable(1)	Address Not Applicable(1)
(Address of principal executive offices)	(Zip Code)
Not Applicable(1)
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.00001 par value	COIN	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
(1) We are a remote-first company. Accordingly, we do not maintain a headquarters. For purposes of compliance with applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, stockholder communications required to be sent to our principal executive offices may be directed to the email address: secretary@coinbase.com, or to our agent for service of process at Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808.

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d)

On July 24, 2024, following a recommendation by the Nominating and Corporate Governance Committee of the Board of Directors (the “Board”) of Coinbase Global, Inc. (the “Company”), the Board increased its size from seven to ten directors and appointed each of Christa Davies, Paul Clement, and Chris Lehane (collectively, the “New Directors”) to serve as a director of the Company, effective immediately. Each of the New Directors will serve until the earliest to occur of the Company’s 2025 annual meeting of stockholders and until such director’s successor is duly elected and qualified, or until such director’s death, resignation, disqualification, or removal. Ms. Davies and Mr. Clement will serve on the Board’s Audit and Compliance Committee.

Each New Director’s compensation will be as provided under the Company’s non-employee director compensation program (the “Non-Employee Director Compensation Program”). The Non-Employee Director Compensation Program is described under the heading “Non-Employee Director Compensation Arrangements” in the Company’s definitive proxy statement for the 2024 Annual Meeting of Stockholders, which was filed with the Securities and Exchange Commission (“SEC”) on April 25, 2024. In addition, the Company has entered into its standard form of indemnification agreement with each of the New Directors. The form of the indemnification agreement was previously filed by the Company as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed with the SEC on February 25, 2021 (File No. 333-253482) and is incorporated by reference herein.

Ms. Davies is the Chief Financial Officer and Executive Vice President of Global Finance of Aon plc (“Aon”). Aon is a vendor of the Company, which made payments to Aon of approximately $12.0 million in the year ended December 31, 2023 and approximately $12.6 million in the six months ended June 30, 2024. These transactions were based on arms-length agreements entered into in the ordinary course of business.

In February 2023, the Company entered into a master services agreement, as amended from time to time, (the “MSA”) with Haun Ventures Management LP (“Haun Ventures”) for the provision of professional and consulting services to the Company by Mr. Lehane in exchange for a cash payment by the Company to Haun Ventures of a quarterly fee of $1.0 million. The quarterly fee was intended to offset the estimated costs incurred by Haun Ventures for the continued employment of Mr. Lehane by Haun Ventures. The MSA was mutually terminated in April 2024.

Similar to certain of the Company’s executive officers, other directors, and holders of more than 5% of the Company’s capital stock, certain of the New Directors, including immediate family members, have accounts on the Company’s platform and use the Company’s products and services in the ordinary course. Similar to our other customers, these individuals pay transaction and other fees related to such uses.

There are no arrangements or understandings between any of the New Directors and any other persons pursuant to which any of the New Directors was selected as a member of the Board. There are also no family relationships between any of the New Directors and any director or executive officer of the Company. Except as disclosed herein, none of the New Directors has any other direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COINBASE GLOBAL, INC.

Dated: July 25, 2024	By:	/s/ Alesia J. Haas
Alesia J. Haas
Chief Financial Officer